FORM 3
                    UNITED STATES
         SECURITIES AND EXCHANGE COMMISSION               _____________________
                WASHINGTON, D.C.  20549                  |    OMB APPROVAL     |
                                                         |---------------------|
                 INITIAL STATEMENT OF                    |OMB NUMBER: 3235-0104|
          BENEFICIAL OWNERSHIP OF SECURITIES             |EXPIRES:             |
                                                         |   DECEMBER 31, 2001 |
      Filed pursuant to Section 16(a) of the             |ESTIMATED AVERAGE    |
        Securities Exchange Act of 1934,                 |BURDEN HOURS         |
       Section 17(a) of the Public Utility               |PER RESPONSE..... 0.5|
         Holding Company Act of 1935                     |_____________________|
      or Section 30(f) of the Investment
             Company Act of 1940
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1.  Name and Address of Reporting Person

Schinderman                           Janet                 L.
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       (Last)                      (First)                    (Middle)

655 Campbell Technology Parkway, Suite 250
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                                   (Street)

Campbell                             CA                     95008
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       (City)                      (State)                      (Zip)
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 2.  Date of Event Requiring Statement
(Month/Day/Year)
         09/01/01
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 3.  I.R.S. Identification Number of Reporting
Person, if an entity
    (voluntary)

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4.  Issuer Name and Ticker or Trading Symbol

ClickSoftware Technologies Ltd. (NASDAQ-CKSW)
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 5.  Relationship of Reporting Person(s) to Issuer
(Check all applicable)
    ( X) Director
    (  ) 10% Owner
    (  ) Officer (give title below)
    (  ) Other (specify title below)

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6.  If Amendment, Date of Original (Month/Day/Year)

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 7.  Individual or Joint/Group Filing (Check
Applicable Line)
    _X_Form filed by One Reporting Person
    ___Form filed by More than One Reporting Person

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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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

                               2.                         3. Ownership Form:               4. Nature of Indirect
1.                             Amount of Securities          Direct (D) or Indirect           Beneficial Ownership
Title of Security              Beneficially Owned            (I) (Instr. 5)                   (Instr. 4)
(Instr. 4)                     (Inst. 4)
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
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No Securities Owned
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

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               TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED
         (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
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1. Title of Derivative Security (Instr. 4)

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2. Date Exercisable and Expiration Date
(Month/Day/Year)

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3. Title and Amount of Securities Underlying
Derivative Security (Instr. 4)
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4. Conversion or Exercise Price of Derivative
Security

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 5. Ownership Form of Derivative Security:
Direct(D) or Indirect(I)
   (Instr. 5)

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6. Nature of Indirect Beneficial Ownership (Instr.
5)

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EXPLANATION OF RESPONSES:


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**  SIGNATURE OF REPORTING PERSON                      DATE
-------------------------------------
By: Janet L. Schniderman
For: Shimon M. Rojany

** INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACTS CONSTITUTE FEDERAL CRIMINAL VIOLATIONS. SEE 18 U.S.C. 1001 AND 15 U.S.C. 78ff(a). NOTE: FILE THREE COPIES OF THIS FORM, ONE OF WHICH MUST BE MANUALLY SIGNED. IF SPACE IS INSUFFICIENT, SEE INSTRUCTION 6 FOR PROCEDURE. POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB NUMBER.
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